As filed with the Securities and Exchange Commission on March 10, 2004

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12 (b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Intellisync Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3297098
(State of Incorporation or Organization)	(IRS Employer Identification No.)

2550 North First Street, Suite 500, San Jose, CA 95131

(Address of Principal Executive Offices, including Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class To be so registered	Name of each exchange on which each class is to registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of Class)

This Amendment No. 1 amends the Registrant’s Registration Statement on Form 8-A as filed with the Securities and Exchange Commission on January 15, 2003 (the “Registration Statement”), which was filed in connection with the Registrant’s adoption of a Preferred Shares Rights Agreement.

This Amendment No 1 to the Registration Statement is being filed in order to amend Item 1 of the Registration Statement and to include as an exhibit to the Registration Statement an Amendment No. 1 to Preferred Shares Rights Agreement, dated as of January 13, 2003, between the Registrant and Computershare Investor Services, LLC. Except as amended hereby, there are no other changes to the Registration Statement.

Item 1. Description of Registrant’s Securities to be Registered

Item 1 of the Registration Statement is hereby amended by adding the following paragraph at the end of Item 1 of the Registration Statement:

“On March 1, 2004, the Company amended the Rights Agreement by executing an Amendment No. 1 to Preferred Shares Rights Agreement (“Amendment No. 1”) between the Company and the Rights Agent. Amendment No. 1 provides that neither Morgan Stanley & Co. Incorporated, CIBC nor Needham & Co. (the “Initial Purchasers”) nor any of such parties’ Affiliates (as that term is defined in the Rights Agreement) or Associates (as that term is defined in the Rights Agreement) shall be deemed to be an Acquiring Person (as that term is defined in the Rights Agreement) solely by reason of the acquisition by the Initial Purchaser of $50,000,000 principal amount of the Company’s 3% Convertible Notes Due 2009 (the “Firm Securities”) and, to the extent applicable, the acquisition by the Initial Purchaser of an additional $10,000,000 principal amount of the Company’s 3% Convertible Notes Due 2009 (the “Additional Securities” and, the Additional Securities together with the Firm Securities, the “Securities”), for the purpose of distributing such Securities in accordance with the procedures set forth under the heading “Plan of Distribution” in the offering memorandum prepared by the Company in connection with the sale of the Securities.”

The foregoing description of Amendment No. 1 is qualified in its entirety by reference to the full text of Amendment No. 1, which is attached hereto as Exhibit 2 and is incorporated herein by reference, and to the Rights Agreement, which was attached as Exhibit 1, to the Registration Statement and is incorporated herein by reference.

Item 2. Exhibits

The following exhibits are filed as part of the Registration Statement:

1.*	Preferred Shares Rights Agreement dated January 13, 2003 between registrant and Computershare Investor Services, LLC as Rights Agent, which includes as Exhibit A the Form of Certificate of Designations of Series A Participating Preferred Stock, as Exhibit B the Form of Rights Certificate and as Exhibit C the Summary of Rights.

2.	Amendment No. 1 to Preferred Shares Rights Agreement, dated as of March 1, 2004, between Intellisync Corporation (f/k/a Pumatech, Inc.) and Computershare Investor Services, LLC.

*	Previously filed with the Securities and Exchange Commission on January 15, 2003.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: March 10, 2004	INTELLISYNC CORPORATION

	By:	/s/ J. Keith Kitchen

J. Keith Kitchen Vice President of Finance and Administration and Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit No.	Description

1.*	Preferred Shares Rights Agreement dated January 13, 2003 between registrant and Computershare Investor Services, LLC as Rights Agent, which includes as Exhibit A the Form of Certificate of Designations of Series A Participating Preferred Stock, as Exhibit B the Form of Rights Certificate and as Exhibit C the Summary of Rights.

2.	Amendment No. 1 to Preferred Shares Rights Agreement, dated as of March 1, 2004, between Intellisync Corporation (f/k/a Pumatech, Inc.) and Computershare Investor Services, LLC.

*	Previously filed with the Securities and Exchange Commission on January 15, 2003.